Exhibit 99.2 Semiconductor Co‐Investment Program Announcement David Zinsner Keyvan Esfarjani Executive Vice President and Executive Vice President and Chief Financial Officer Chief Global Operations Officer 1

• Forward‐Looking Statements. This presentation contains certain forward‐looking statements related to the proposed transactions between Intel and Brookfield and certain of their affiliates, including statements regarding the benefits and the timing of the transactions, and to our Semiconductor Co‐ Investment Program (SCIP) and Smart Capital program. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “potential,” “project,” “predict,” “seek,” “should,” “target,” “would” and “will” and variations of such words and similar expressions are intended to identify such forward‐looking statements. Such statements are based on management’s expectations as of the date they were first made and involve risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those expressed or implied in our forward‐looking statements. Such risks and uncertainties include, among others, uncertainties as to the timing of the consummation of the transactions and the potential failure to satisfy the conditions to the consummation of the transactions, including the receipt of CFIUS approval; the availability of government incentives and other legislation, including the CHIPS and Science Act of 2022; business interruptions related to our supply chain; delays, disruptions, challenges or increased costs in Intel’s construction or manufacturing expansion at its Ocotillo campus in Chandler, Arizona, whether due to events within or outside of Intel’s control; expected benefits, including financial benefits, of the transactions or the Smart Capital strategy may not be realized; litigation related to the transactions or otherwise; unanticipated costs may be incurred or undisclosed liabilities assumed; risks related to diverting management’s attention from Intel’s ongoing business operations; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transactions; and other risks detailed in Intel’s filings with the Securities and Exchange Commission (the “SEC”), including those discussed in Intel’s most recent Annual Report on Form 10‐K and in any subsequent periodic reports on Form 10‐Q and Form 8‐K, each of which is on file with or furnished to the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Intel are also available on Intel’s Investor Relations website at www.intc.com. Readers are cautioned not to place undue reliance on these forward‐looking statements, which speak only as of the date they were first made. Unless otherwise required by applicable law, Intel and Brookfield undertake no obligation and do not intend to update these forward‐looking statements, whether as a result of new information, future events or otherwise. • Non‐GAAP Measure. This presentation includes the non‐GAAP measure adjusted free cash flow. We believe this non‐GAAP financial measure is helpful in understanding our capital requirements and sources of liquidity by providing an additional means to evaluate the cash flow trends of our business. We are unable to provide a full reconciliation of this measure to the corresponding GAAP measure without unreasonable efforts, as the amount and timing of related adjustments on a long‐term basis are subject to considerable uncertainty, depend on various factors, and could be material to our results computed in accordance with GAAP. We believe such a reconciliation would also imply a degree of precision that is inappropriate for these forward‐ looking measures. This non‐GAAP financial measure should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP. • © Intel Corporation. Intel, the Intel logo, and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others. 2

Smart Capital Strategy: Putting Points on the Board

Shell First Strategy



Effective Use of 3rd Party Foundry



Customer Commitments



Government Incentives



Semi Co-Invest Program



Offsets:

Conservative 10% assumption but pursuing 20-30%

Over the next 5 years

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De Det ta ails ils Equity Equity Partners Contributions Intel 51% Br Brookfield ookfield 49% 49% Cash Distributions Pr Project Bene oject Benefits fits Operator Operations and IP Control Intel 5

Financial Financial Bene Benefits fits Construction Production Phase Phase Adj. FCF – SCIP Model Earlier Break‐even Adj. FCF – Traditional Model Financial Financial Acc Acco oun unting ting Note: For illustrative purposes only *Adjusted free cash flow is operating cash flow adjusted for 1) additions to property, plant and equipment, net of proceeds from capital grants and partner contributions, 2) payments on finance leases, and 3) proceeds from the McAfee equity sale 6

Long‐t Long‐term c erm ca apit pita al l in int te ensity nsity t to o ~25% ~25% Str Stro ong balance ng balance s shee heet t Net Capital Intensity % (Net Capex / Revenue) 2021 2022 2023 2024 2025 2026 7

Capital Allocation


Sources of Funding
Customer Commits
Government Incentives
Cash from Operations
Equity Partners
Debt
Uses of Funding
Capacity & Technology Development
Product R&D, Software R&D, Other Human Capital
Dividend & Acquisitions

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Accounting Impact of Smart Capital

	Government Capital Grants	Customer Prepayments	Semiconductor Co-Investment Program
Income Statement	▪ Contra Depreciation	▪ No impact	▪ Consolidated net income/(loss) reduced/(increased) by "below-the-line" adjustment for net income/(loss) attributable to non-controlling interest share of equity
Balance Sheet	▪ Cash ▪ Contra PP&E	▪ Cash ▪ Other long-term liabilities or contract liabilities	▪ Consolidate 100% of assets/liabilities ▪ Non-controlling interest is a component of equity
Cash Flow Statement	▪ CFI: Additions to PP&E ▪ CFI/CFF: Proceeds from government grants	▪ CFO: Changes in other assets and liabilities or changes in prepaid customer supply agreements	▪ CFI: Additions to PP&E ▪ CFF: Contributions/(Distributions) from/(to) partners
Adjusted Free Cash Flow	▪ Proceeds from government grants offset against additions to PP&E	▪ Included via Operating cash flows	▪ Partner contributions/(distributions) offset against additions to PP&E

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